Exhibit 10.30

CONVERSION & MUTUAL RELEASE AGREEMENT

This CONVERSION AND MUTUAL RELEASE AGREEMENT (this “Agreement”), dated 20 September 2024 (the “Effective Date”), is made and entered into by and between SCANTECH IDENTIFICATION BEAM SYSTEMS LLC, a Delaware limited liability company (“ScanTech”), BAY POINT CAPITAL PARTNERS LP, A DELAWARE LIMITED PARTNERSHIP (hereinafter “Bay Point”), and SCANTECH AI SYSTEMS INC., a Delaware corporation (together with its successors, “Pubco”). ScanTech, Bay Point, and Pubco are collectively referred to as the “Parties.“

WHEREAS, on 22 August 2018, Bay Point made a loan to ScanTech, evidenced by that certain Promissory Note dated 22 August 2018 in the original principal amount of Four Hundred Twenty Thousand United States Dollars ($420,000.00) made by ScanTech to Bay Point, which was subsequently amended to reflect a new principal balance of Six Hundred Seventy Thousand United States Dollars ($670,000.00), and as amended thereafter to reflect periodic repayments, accruals, and disbursements (the “Loans”);

WHEREAS, the balance due in connection with the Loans as at ScanTech’s audited 30 June 2024 financial statements was $2,670,283.76, including (a) an exit fee in the amount of $1,402,745.00, plus (b) $813,632.51 of principal, plus (c) $456,651.25 in accrued interest, fees, and costs the aggregate of which, together with interest, fees, and costs accrued since 30 June 2024, include, without limitation, any warrants, option instruments, and/or other rights previously granted, ascribed, promised, or delivered to Bay Point by ScanTech or otherwise contemplated in any agreement made by and between the Parties with respect to the Loans, and represent substantially all of the outstanding indebtedness owed by ScanTech and due to Bay Point as at the Effective Date (collectively the “Debt”);

WHEREAS, the Loans were originally due on 21 August 2020 (the “Maturity Date”) and have been the subject of multiple amendments and forbearance agreements;

WHEREAS, MARS ACQUISITION CORP., a Cayman Islands exempted company (together with its successors and certain of its subsidiaries, the “Purchaser”) and the Company are parties to that certain Business Combination Agreement dated 05 September 2023, as amended (collectively with any amendments, the “Business Combination Agreement”), pursuant to which the parties agreed, at the Closing thereunder, to effect a business combination transaction pursuant to which, among other things, ScanTech shall merge with certain other entities and become a subsidiary of Pubco, and ScanTech shall continue in business as the operating company under Pubco, shares of which are expected to be listed on the NASDAQ Stock Market (“NASDAQ”) under ticker symbol STAI upon the Closing of the Company Merger.

WHEREAS, in light of the pending Company Merger, outstanding indebtedness in connection with the Debt does now and are expected to continue to adversely affect ScanTech's ability to raise additional capital and protect a stable valuation and stock price;

WHEREAS, the Parties have agreed that it would be to their mutual benefit that Bay Point shall convert all of its Debt into a fixed number of shares of the common stock of Pubco (the “Pubco Common Stock”), as set forth herein;

WHEREAS, as inducement for Bay Point to convert the Debt into Pubco Common Stock at the Closing and enter into the Leak Out Agreement, which limits its ability to immediately resell said shares, and taking into consideration the value and seniority of the Debt, the default status of the Debt, and conservative projections for the Pubco Common Stock price envelope relative to the value of the Debt during the anticipated resale period, ScanTech is willing offer Bay Point a flexible number of membership units of ScanTech which shall be convertible into a fixed number of shares of Pubco Common Stock based on the Conversion Ratio set forth in the Business Combination Agreement at the Closing of the Company Merger as provided for therein; and

WHEREAS, Bay Point desires to convert the Debt into such number of membership units of ScanTech which shall be convertible into the agreed fixed number of shares of Pubco Common Stock, subject to consummation of the Company Merger and the issuance of said shares, which shares shall be registered and unrestricted as at the date of transfer, but subject, however, to the terms and limitations of that certain leak out agreement to be executed by and between the Parties hereto on or about the Effective Date (the “Leak Out Agreement”);

NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties, covenants, and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEBT CONVERSION

1.1. Debt Conversion. Bay Point hereby agrees to convert all of the principal and accrued interest, fees, costs, and other amounts due in connection with its Loans into the number of membership units of ScanTech required to convert at the Conversion Ratio (as defined in the Business Combination Agreement and as may be adjusted or amended from time to time prior to the Closing) into 402,745 shares of Pubco Common Stock, subject to the Closing of the Company Merger (the “Debt Conversion”).

1.2. Closing. Following delivery of this executed Agreement and concurrent with or immediately following the Closing of the Company Merger, ScanTech shall cause the cancellation of the Debt to be reflected in the books and records of ScanTech and Pubco as its successor, and Pubco shall cause its designated transfer agent to deliver to Bay Point, at the brokerage account(s) specified in writing by Bay Point and reflected on the approved DRS Statement (as defined below), the 402,745 shares of Pubco Common Stock.

1.3. Transfer Agent Designation. ScanTech hereby undertakes (a) to designate for purposes of the Closing of the Company Merger one or more transfer agents which currently participate in the Depository Trust & Clearing Corporation (“DTC”) Fast Automated Securities Transfer Program (the “DTC Fast Program”) and (b) to require compliance by its designated transfer agent(s) that any and all shares of Pubco Common Stock it be issued in connection with this Agreement shall be recorded and held in electronic book entry form via the DTC’s Direct Registration System (“DRS”) utilising the DTC Fast Program as a means of ensuring the rapid transfer and settlement of such shares to the account(s) designated by Bay Point following the Closing.

1.4. DRS Statement Preparation. On or before the date which is five (5) calendar days following receipt of all required regulatory approvals which are designated as Conditions Precedent to the Closing, ScanTech or its nominee shall instruct the designated transfer agent for Pubco to negotiate and deliver to Bay Point a draft DRS statement reflecting the shareholder entity name(s) and brokerage account coordinates designated by Bay Point, together with the number of registered and unrestricted shares of Pubco Common stock allocated to Bay Point as a result of the Debt Conversion, following which Bay Point shall make any requisite changes and/or approve the contents of the same (the “DRS Statement”).

1.5. Time of Essence Transfer of Pubco Common Stock. Notwithstanding the obligations set forth in Sections 1.3 and 1.4 above, Pubco shall use all available commercially reasonable means to ensure the immediate delivery of the shares of registered and unrestricted Pubco Common Stock designated herein by and from the designated transfer agent to the brokerage account(s) designated by Bay Point in the DRS Statement following the Closing for availability on the first Trading Day (as defined in the Leak Out Agreement).

1.6. Compliance with Leak Out Agreement. Bay Point agrees that all transactions involving the Pubco Common Stock issued pursuant to this Agreement shall be governed by the terms and conditions set forth in the Leak Out Agreement. Bay Point further agrees to strictly adhere to the restrictions on sales, transfers, and other dispositions of the Pubco Common Stock as outlined in the Leak Out Agreement.

(a)	Audit Rights. Pubco and/or its designated representatives shall have the right to audit Bay Point’s compliance with the terms and conditions of the Leak Out Agreement at any time during the term of the Leak Out Agreement and for a period of one (1) year thereafter. Such audits may be conducted no more than twice per calendar year unless a material breach of the Leak Out Agreement is suspected by Pubco, in which case additional audits may be conducted as reasonably necessary.

(i)	Scope of Audit. The audit shall be limited to records, documents, and communications directly related to Bay Point’s transactions involving the Pubco Common Stock, including, without limitation, trading records, brokerage statements, and any communications with third parties regarding the sale, transfer, or disposition of the Pubco Common Stock. Bay Point shall make such records available for review by Pubco or its representatives upon reasonable notice, which shall not be less than ten (10) business days.

(ii)	Confidentiality. Any information obtained by Pubco during an audit shall be treated as strictly confidential and used solely for the purpose of verifying Bay Point’s compliance with the Leak Out Agreement. Pubco shall not disclose any such information to third parties, except to its legal and financial advisors or as required by law or regulation.

(iii)	Audit Costs. If an audit reveals a material breach of the Leak Out Agreement by Bay Point, then Bay Point shall bear the reasonable costs and expenses incurred by Pubco in connection with the audit, including attorneys' fees and auditor fees. If no material breach is found, then Pubco shall bear its own costs and expenses related to such audit.

(iv)	Remedies for Non-Compliance. If any audit reveals non-compliance with the Leak Out Agreement, Pubco shall have the right to enforce any and all remedies available under this Agreement, the Leak Out Agreement, and applicable law, including, without limitation, immediate cessation and suspension of stock sales by Bay Point and any party to whom Bay Point has transferred shares, together with seeking injunctive relief, damages, and specific performance, as set forth herein below.

(b)	Notification of Breach. In the event that Pubco reasonably believes that Bay Point has violated any provision of the Leak Out Agreement, then Pubco shall provide Bay Point with written notice detailing the alleged breach. Bay Point shall have ten (10) business days from receipt of such notice to cure the breach to the satisfaction of Pubco.

(c)	Remedies for Breach. If Bay Point fails to cure the breach within the specified period, then Pubco shall be entitled to exercise any and all rights and remedies available under this Agreement, the Leak Out Agreement, and applicable law. Such remedies may include, without limitation:

(i)	Immediate cessation and suspension of any further transfer or registration of Pubco Common Stock held by Bay Point or any party to whom Bay Point has transferred shares by Pubco’s transfer agent until the breach is cured.

(ii)	Seeking injunctive relief to prevent any further breach of the Leak Out Agreement.

(iii)	Demanding the disgorgement of any profits realized by Bay Point as a result of the breach, including any improper sale or transfer of Pubco Common Stock; provided, however, that any disgorged profits recovered by shall be distributed to the remaining Stockholders who are party to the Leak Out Agreement ratably.

(iv)	Requiring Bay Point to pay any damages incurred by ScanTech, Pubco, or their affiliates as a result of the breach, including legal fees and costs associated with enforcing this provision, which damages shall be capped at the value of the initial allocation of shares of Pubco Common Stock transferred to Bay Point as determined by multiplying the number of said shares by the Conversion Ratio (as amended).

(d)	Enforcement of Breaches.

(i)	Notice of Breach. If Pubco reasonably believes that Bay Point has breached any provision of the Leak Out Agreement, it shall provide Bay Point with a written notice (the “Breach Notice”) detailing the specific provision(s) breached and the factual basis for the alleged breach.

(ii)	Opportunity to Cure. Upon receiving the Breach Notice, Bay Point shall have ten (10) business days (the “Leak Out Cure Period”) to cure the breach to the satisfaction of Pubco. If Bay Point believes the breach did not occur or has been improperly alleged, it must notify Pubco in writing within the Leak Out Cure Period, providing evidence or arguments supporting its position.

(iii)	Dispute Resolution. Resolution of any dispute arising in connection with this Section 1.6 shall be as set forth in Section 5.1 below. Notwithstanding the same, Pubco shall be entitled to seek immediate injunctive relief in a court of competent jurisdiction in the event of a breach that threatens irreparable harm, such as unauthorized sales or transfers of Pubco Common Stock in violation of the Leak Out Agreement.

(d)	Survival. The provisions of this section shall survive the Closing and shall continue to apply to Bay Point for as long as any of the shares of Pubco Common Stock issued under this Agreement are subject to the Leak Out Agreement or any other applicable restrictions including, without limitation, any restrictions under Rule 144 to the extent it may be or become applicable to Bay Point from time to time.

2.	REPRESENTATION & WARRANTIES

2.1. Representations and Warranties of Bay Point. Bay Point hereby represents and warrants to ScanTech and Pubco as follows:

(a)	Organization, Authority. Bay Point is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The acquisition by Bay Point of the Pubco Common Stock hereunder has been duly authorized by all necessary corporate, partnership, or other action on the part of Bay Point. This Agreement has been duly executed and delivered by Bay Point and constitutes the valid and binding obligation of Bay Point, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors ’rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) insofar as indemnification and contribution provisions may be limited by applicable law, and (iv) insofar as said obligations shall be subject only to closing of the Company Merger as set forth herein and in the Business Combination Agreement.

(b)	Debt. As of the date hereof, the Debt as described herein represents any and all amounts owed to Bay Point by ScanTech or to which Bay Point has any rights in connection with the Loans and any other pending transaction or agreement between the parties.

(c)	Investment Representations. In connection with its acquisition of the Pubco Common Stock, Bay Point makes the following representations:

(i)	Investment for Own Account. Bay Point is acquiring the Pubco Common Stock for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Bay Point has no present intention of selling, granting any participation in, or otherwise distributing its shares of Pubco Common Stock in a manner that would constitute a violation of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission (“SEC”) or the NASDAQ Stock Market (“NASDAQ”). Bay Point does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participation in any of its shares of Pubco Common Stock to such person or to any third person, except as may be permitted under the Securities Act, SEC rules, and NASDAQ regulations together with the terms and conditions of this Agreement and the Leak Out Agreement.

(ii)	Non-Reliance on PubCo and ScanTech. Bay Point has, independently and without reliance upon Pubco or ScanTech, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial, and other condition and creditworthiness of Pubco and made its own decision to acquire the Pubco Common Stock hereunder and enter into this Agreement.

(iii)	Bay Point Status. At the time Bay Point was offered the shares of Pubco Common Stock contemplated herein and as of the date hereof, Bay Point was and is an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Bay Point is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or an entity engaged in the business of being a broker-dealer. Bay Point is not affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA, or an entity engaged in the business of being a broker-dealer.

(iv)	Resale Limitations. Bay Point acknowledges that the shares of Pubco Common Stock being acquired pursuant to this Agreement are subject to the terms of the Leak Out Agreement, which imposes certain restrictions on the sale, transfer, and other dispositions of such shares. Accordingly, Bay Point agrees as a condition of the Debt Conversion to comply fully with all restrictions set forth in Section 1 of the Leak Out Agreement, which are incorporated herein and made a part hereof by reference. Bay Point further agrees that it will not request or take any action to remove any electronic or other restrictions on the resale of such shares until the conditions set forth in the Leak Out Agreement, applicable securities laws, and NASDAQ regulations have been fully satisfied. Specifically, Bay Point shall not engage in any transaction that would violate these restrictions, and it shall promptly notify Pubco if it becomes aware of any attempted or actual transfer in breach of the Leak Out Agreement or applicable laws. Bay Point also acknowledges and agrees that any removal of restrictions, including, without limitation, any request for the transfer agent to lift electronic trading restrictions, shall be subject to the prior written consent of Pubco and its legal counsel, which approval shall not be unreasonably withheld, provided that all relevant conditions and legal requirements have been met.

(c)	No Investment, Tax, or Legal Advice. Bay Point understands that nothing in the SEC Documents, this Agreement, or any other materials presented to Bay Point in connection with the acquisition and sale of the Pubco Common Stock constitutes legal, tax, or investment advice. Bay Point has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Pubco Common Stock.

(d)	Disclosure of Information. Bay Point has received all the information it considers necessary or appropriate for deciding whether to acquire the Pubco Common Stock. Bay Point is solely responsible for conducting its own due diligence investigation of ScanTech, Purchaser, and Pubco, together with the proposed Company Merger.

(e)	Additional Acknowledgement. Bay Point acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, that it is not relying on any advice from, or evaluation by, any other person and that it has made an independent decision that participation in the Debt Conversion is in its own best interest, notwithstanding the attendant risks and variables. Bay Point acknowledges that, if it is a client of an investment advisor registered with the SEC, Bay Point has relied on such investment advisor in making its decision to acquire shares of Pubco Common Stock pursuant hereto.

(f)	No Short Position. Bay Point acknowledges and agrees that it will not at any time directly or indirectly engage in any short sale of the Pubco Common Stock or any other type of hedging transaction involving the Pubco Common Stock (including, without limitation, depositing shares of Pubco Common Stock with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling the Pubco Common Stock). To enforce compliance with the prohibition on short selling and hedging transactions, Pubco may, at its election, monitor the trading activity of Pubco Common Stock held by Bay Point. Any detected breach shall result in immediate suspension of any further transfers or sales by Bay Point. Pubco may also demand disgorgement of any profits realized from such prohibited activities, subject to the damages cap in Section 1.6(c).

(g)	Compliance with SEC Regulations. Bay Point will fully comply with all applicable SEC rules and regulations in connection with this Agreement and the transactions contemplated herein. Bay Point agrees to cooperate fully with any inquiries, investigations, or requests for information from the SEC or other regulatory authorities regarding this Agreement, the Debt Conversion, or any related matters.

2.2 Representations and Warranties of ScanTech. ScanTech and Pubco hereby represent and warrant to Bay Point as follows:

(a)	Organization, Authority. ScanTech and Pubco are each an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership or other power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The issuance of Pubco Common Stock to Bay Point contemplated hereunder has been duly authorized by all necessary corporate, partnership, or other action on the part of ScanTech and Pubco. This Agreement has been duly executed and delivered by ScanTech and constitutes the valid and binding obligation of ScanTech, enforceable against it and Pubco as its designated successor, in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors ’rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, (iii) insofar as indemnification and contribution provisions may be limited by applicable law, and (iv) insofar as said obligations shall be subject only to closing of the Company Merger as set forth herein and in the Business Combination Agreement.

(b)	Successors. ScanTech’s liabilities, duties, and obligations shall continue to be binding upon ScanTech (as a wholly-owned subsidiary of Pubco) immediately after the Closing. ScanTech shall cause Pubco to issue the shares of Pubco Common Stock to Bay Point as expressly contemplated in this Agreement, and to otherwise comply with the material terms of this Agreement as a condition of the Company Merger or other agreements to which it and Pubco may from time to time become parties.

(c)	Approval by Board of Directors. The board of directors of ScanTech has reviewed, approved, and ratified this Agreement and the transactions contemplated herein, including the Debt Conversion and the fairness thereof. Such approvals were granted after careful consideration of the terms of this Agreement within the scope and context of value and seniority of the Debt relative to other indebtedness of ScanTech, the default status of the Debt, and conservative projections for the Pubco Common Stock price envelope relative to the value of the Debt during the anticipated resale period relative to the payoff amount for the Debt, among other valuation considerations.

(d)	Compliance with SEC Regulations. Each of ScanTech and Pubco will fully comply with all applicable SEC rules and regulations in connection with this Agreement and the transactions contemplated herein.

(e)	Investor Relations. Pubco represents and warrants that it has retained or will retain, prior to the Closing of the Company Merger, a reputable investor relations firm with significant experience in the public markets and specialising in transactions and companies similar to the Company Merger and Pubco, respectively. Pubco further represents and warrants that it will undertake commercially reasonable efforts to promote favorable conditions for its stock including, without limitation, (i) regular and transparent communication with investors; (ii) timely disclosure of material information in accordance with SEC regulations; (iii) participation in investor conferences and road shows; (iv) maintenance of an up-to-date investor relations section on its website (which site shall be re-designed and substantially improved prior to the Closing); and (v) employing usual and customary media and communications outlets and mechanisms for enhancing market and targeted investor awareness of elements including, without limitation, the Company Merger, Pubco, and Pubco’s market differentiation, performance, and periodic news events. Pubco represents that it has taken or will undertake all commercially reasonable efforts to protect and promote the general health and viability of Pubco as a growth company and going concern and its attractiveness as a small cap growth stock, including, without limitation, securing adequate financial support to provide for the same in advance of the Closing. Pubco expressly acknowledges that these efforts are crucial to maintaining the value and liquidity of its stock on NASDAQ and that the foregoing activities form an important element of Bay Point’s decision to enter into and accept the terms of this Agreement and the Debt Conversion.

(f)	Prohibition on Variable Conversion, Price Reset, and Similar Features. Pubco represents and warrants that it shall not, without the prior written consent of all parties to the Leak Out Agreement, including, without limitation, Bay Point, include any variable conversion, price reset, or similar feature or mechanism in any offering of its stock or accept any bid or offer for its stock which includes such a mechanism. This includes, without limitation, any provisions that would allow for the conversion price or exercise price of any securities issued or sold to be adjusted based on future market prices or future capital raising transactions. Pubco acknowledges that such features could potentially dilute the value of the shares issued under this Agreement and that such features or mechanisms would adversely affect the stock price.

3.	RELEASE & INDEMNIFICATION.

3.1. General Release by Bay Point. In consideration of the conversion of the Debt into the Pubco Common Stock, Bay Point hereby releases and forever discharges each of ScanTech, Purchaser, and Pubco and their respective assigns, partners, shareholders, subsidiaries, related entities, predecessors, successors, officers, directors, trustees, managers, agents, employees, advisors, and affiliates (including, without limitation, any shareholder in or current or prior lender to ScanTech, together with NACS LLC and John Redmond as Guarantor under the Loans), from any and all claims, suits, demands, actions, causes of action, obligations, liabilities, expenses, costs, attorneys’ fees, liens of any kind or nature, and losses or damages whatsoever of any kind which in any way relate to or arise out of the Loans and/or in connection with the Debt.

3.2 General Release by ScanTech. In consideration of Bay Point’s agreement to the conversion of the Debt into the Pubco Common Stock, ScanTech hereby releases and forever discharges Bay Point and its respective assigns, partners, shareholders, subsidiaries, related entities, predecessors, successors, officers, directors, trustees, managers, agents, employees, advisors, and affiliates, from any and all claims, suits, demands, actions, causes of action, obligations, liabilities, expenses, costs, attorneys ’fees, liens of any kind or nature, and losses or damages whatsoever of any kind which in any way relate to or arise out of the Loans and/or in connection with the Debt.

3.3 Indemnification by Bay Point. Bay Point agrees to indemnify and hold ScanTech and any person, if any, who controls ScanTech, within the meaning of Section 15 of the Securities Act, and ScanTech’s officers, general partners, managers, partners, directors, agents, attorneys, and affiliates harmless from and against all damages, losses, costs and expenses, including reasonable attorneys ’fees and expenses reasonably incurred in the investigation or preparation in defense of any litigation commenced or threatened or any claim whatsoever, which they may incur by reason of the failure by Bay Point to comply with the terms and conditions of this Agreement, or by reason of any misrepresentation or breach of any warranty or covenant made by Bay Point herein, or in any document provided by Bay Point to ScanTech in connection with the conversion of the Debt. Bay Point further agrees that the provisions of this Section 3 will survive (a) the sale, transfer or any attempted sale or transfer of all or a portion of the shares of Pubco Common Stock and (b) the death of Bay Point.

3.2. Indemnification by ScanTech. ScanTech agrees to indemnify and hold Bay Point and any person, if any, who controls Bay Point, within the meaning of Section 15 of the Securities Act, and Bay Point’s officers, general partners, managers, partners, directors, agents, attorneys, and affiliates harmless from and against all damages, losses, costs and expenses, including reasonable attorneys ’fees and expenses reasonably incurred in the investigation or preparation in defense of any litigation commenced or threatened or any claim whatsoever, which they may incur by reason of the failure by ScanTech or any successor to ScanTech to comply with the terms and conditions of this Agreement, or by reason of any misrepresentation or breach of any warranty or covenant made by ScanTech herein, or in any document provided by ScanTech to Bay Point in connection with the conversion of the Debt. ScanTech further agrees that it shall cause the provisions of this Section 3 to become binding on Pubco.

3.3. Limitation on Indemnification by ScanTech.

(a)	Direct Damages Only. Notwithstanding anything to the contrary in this Agreement, ScanTech's indemnification obligations under Section 3.4 shall be limited to direct damages actually incurred by Bay Point. Under no circumstances shall ScanTech be liable for any consequential, indirect, special, incidental, punitive, or exemplary damages, including, without limitation, lost profits, loss of business, or loss of goodwill, even if ScanTech has been advised of the possibility of such damages.

(a)	Cap on Liability. ScanTech's total aggregate liability for indemnification under Section 3.4 shall not exceed the total value of the Pubco Common Stock to which Bay Point is entitled under this Agreement multiplied by the Conversion Rate. This cap on liability shall apply regardless of the number of claims made by Bay Point or any affiliate of Bay Point under or in connection with this Agreement.

(b)	Exclusive Remedy. The remedies provided in Section 3.4, as limited by this clause, shall be the exclusive remedies available to Bay Point with respect to any claim for indemnification against ScanTech arising out of this Agreement, except in the case of fraud or willful misconduct by ScanTech.

4. TERMINATION & UNWINDING; DEFAULT

4.1. Termination and Unwinding in the Event of Default or Failure to Close the Transaction and List the Pubco Common Stock on NASDAQ. In the event and to the extent that the Closing of the Company Merger and listing of the Pubco Common Stock on NASDAQ (or any equivalent exchange) does not occur on or before 31 December 2024 (the “Closing Period”) for any reason whatsoever and/or upon the occurrence of any Event of Default (as set forth below), this Agreement shall automatically terminate and the parties shall take all necessary actions to unwind the obligations and material effect hereof. In the event that this Agreement is terminated pursuant to Section 4.1, each Party shall take the following actions to unwind their obligations and restore the Parties to their respective positions as they were prior to the execution of this Agreement:

(a)	Return of Consideration. Any shares of Pubco Common Stock, payments, or other consideration exchanged between the Parties in anticipation of the Closing shall be promptly returned to the respective Party that provided such consideration. Specifically: (i) Bay Point shall return all shares of Pubco Common Stock issued under this Agreement to Pubco or its designated transfer agent, if any. Such shares shall be returned free and clear of all encumbrances, and Pubco shall cancel the shares upon receipt; and (ii) Any payments or funds transferred in connection with this Agreement shall be refunded to the Party that made the payment.

(b)	Termination of Obligations. Any and all obligations of the Parties under this Agreement, including those relating to the Debt Conversion, issuance of shares, and mutual releases, shall be deemed null and void as of the termination date. Each Party shall be released from any further performance obligations under this Agreement, except for those that expressly survive termination.

(c)	Return of Confidential Information. Each Party shall take all commercially reasonable steps to return or destroy any confidential information or proprietary materials received from the other Party in connection with this Agreement. A written certification of destruction shall be provided upon request.

(d)	Execution of Documents. The Parties shall cooperate in good faith to execute any documents or take any actions necessary to effectuate the unwinding of the Agreement. This may include, but is not limited to, executing mutual releases, termination agreements, and any other documentation required by law or regulation to restore the Parties to their pre-Agreement positions.

(e)	Discharge of Liens or Encumbrances. If any shares or assets exchanged under this Agreement are subject to liens, encumbrances, or other restrictions, the Party responsible for the creation of such liens or encumbrances shall be responsible for ensuring their removal prior to the return of such shares or assets.

(f)	Notice of Potential Unwinding. If it becomes apparent that the Transaction is unlikely to or will not close within the Closing Period, then ScanTech agrees to promptly notify Bay Point of the same and the parties hereby agree to discuss in good faith any possible extensions or amendments to this Agreement in the discretion of Bay Point, approval of which shall not be unreasonably withheld.

(g)	Timeline for Unwinding. All actions required under this Section shall be completed within thirty (30) calendar days following the termination of this Agreement, unless otherwise agreed by the Parties in writing.

(h)	Costs and Expenses. Each Party shall bear its own costs and expenses incurred in connection with the unwinding of this Agreement, unless otherwise provided herein or agreed in writing by the Parties.

4.2 Events of Default. Any of the following shall constitute an “Event of Default”:

(a)	Failure to Issue and Transfer Pubco Common Stock. If ScanTech or Pubco fails to promptly issue, record, and transfer 402,745 registered and unrestricted shares of Pubco Common Stock to Bay Point or its designated nominee(s) at the brokerage account coordinates designated in the DRS Statement, which shares shall be freely trading on NASDAQ (or any equivalent exchange) at or immediately following such transfer;

(b)	Breach of Representation or Warranty. (i) Any representation or warranty made by any party in this Agreement or the Leak Out Agreement shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on the date hereof or as of the date made or deemed made and (ii) the other party has provided prompt written notice (upon discovery) to the party making such representation or warranty to declare an Event of Default due to such inaccuracy;

(c)	Specific Defaults. (i) Any party fails to perform or observe any term, covenant, or agreement contained in this Agreement or the Leak Out Agreement in any material respect and (ii) the other party has provided prompt written notice (upon discovery) to such breaching party to declare an Event of Default due to such failure (provided, that, with respect to any term, covenant or agreement not referenced in Section 4.2(a), the breaching party shall have the opportunity to cure such breach in the thirty (30) day period beginning upon the receipt of such notice unless otherwise expressly specified in either document);

(d)	Insolvency; Voluntary Proceedings. Prior to the transfer of the Pubco Common Stock to Bay Point or its nominee(s) and for a period of one hundred eighty (180) days thereafter, any of ScanTech or Pubco or any successor of either party commences any Insolvency Proceeding with respect to itself (“Insolvency Proceeding”) shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) or any other insolvency, liquidation, or other similar proceeding);

(e)	Involuntary Proceedings. Prior to the transfer of the Pubco Common Stock to Bay Point or its nominee(s) and for a period of one hundred eighty (180) days thereafter, (i) any involuntary Insolvency Proceeding is commenced or filed against either ScanTech or Pubco or any successor to either party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such party’s assets or property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within ninety (90) days after commencement, filing or levy or (ii) either ScanTech or Pubco or any successor of either party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar party for itself or a substantial portion of its assets or property or business.

(f)	De-Listing. Prior to the transfer of the Pubco Common Stock to Bay Point or its nominee(s) and for a period of one hundred eighty (180) days thereafter, the Pubco Common Stock is delisted from NASDAQ following the Closing of the Company Merger.

In the event of a breach of this Agreement or the Leak Out Agreement by Bay Point, the remedies available under this Agreement shall include, but are not limited to, specific performance, injunctive relief, and any other remedies available at law or equity. The Company and its affiliates shall have the right to enforce the terms of the Leak Out Agreement through any court of competent jurisdiction, without the necessity of posting a bond or other security.

5.	MISCELLANEOUS

5.1. Governing Law. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any U.S. state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

5.2. Survival. The representations, warranties, covenants, and agreements made herein shall survive the Closing and continue in full force and effect as follows:

(a)	Representations and Warranties. The representations and warranties of the Parties set forth in Sections 2.1 and 2.2 shall survive the Closing for a period of eighteen (18) months following the Closing Date, except for representations and warranties relating to (i) fraud or willful misconduct, or (ii) the authority, power, and capacity to enter into this Agreement, which shall survive indefinitely.

(b)	Indemnification. The indemnification obligations of the Parties under Section 3.3 (Indemnification by Bay Point) and Section 3.4 (Indemnification by ScanTech) shall survive the Closing and continue for a period of eighteen (18) months following the Closing Date, except for claims based on fraud, willful misconduct, or breaches of the representations and warranties that survive indefinitely under Section 5.2(a), which shall survive indefinitely.

(c)	Leak Out Agreement Compliance. The obligations related to the Leak Out Agreement, as set forth in Section 1.6, shall survive for the duration of the Leak Out Agreement and any subsequent amendments thereto.

(d)	Governing Law, Jurisdiction, and Miscellaneous Provisions. The provisions of Sections 5.1 (Governing Law), 5.3 (Successors and Assigns), 5.4 (Entire Agreement; Amendment), 5.9 (Counterparts), 5.10 (Severability), and 5.12 (Public Communications) shall survive indefinitely following the Closing or termination of this Agreement.

(e)	Confidentiality. The obligations of confidentiality set forth in Section 5.11 shall survive the termination or expiration of this Agreement for a period of five (5) years from the date of such termination or expiration.

(f)	Other Provisions. Any other provisions of this Agreement that by their nature are intended to survive the Closing or termination of this Agreement shall survive the Closing and continue in full force and effect in accordance with their terms.

5.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

5.4 Entire Agreement; Amendment. This Agreement together with the Leak Out Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. This Agreement may only be amended or waived by a writing signed by all parties to this Agreement.

5.5 Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, with a copy by electronic mail, and shall be addressed to ScanTech (or, following the Closing, to Pubco) at its principal offices and to Bay Point at the address appearing on the DRS Statement unless subsequently updated in writing by Bay Point.

5.6 Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

5.7 Expenses. Each of ScanTech and Bay Point shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

5.8 Construction; Terms. This Agreement has been entered into freely by each of the Parties, following consultation with their respective counsel, and shall be interpreted fairly in accordance with its respective terms, without any construction in favor of or against either party.

5.9 Counterparts. This Agreement may be executed in one or more counterparts and when executed, the facsimile copies of said counterpart shall constitute a single valid agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

5.11 Confidentiality. For the purposes of this Agreement, “Confidential Information” means any non-public, proprietary, or confidential information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, whether disclosed orally, in writing, or through any other medium. Confidential Information includes, without limitation, trade secrets, financial information, business strategies, product plans, customer information, and any other information that is marked or otherwise identified as confidential or that should reasonably be understood to be confidential given the nature of the information and the circumstances of disclosure. The Receiving Party shall: (i) use the Confidential Information solely for the purpose of performing its obligations under this Agreement and for no other purpose; (ii) keep the Confidential Information confidential and not disclose it to any third party without the prior written consent of the Disclosing Party, except to the Receiving Party’s employees, agents, or professional advisors who need to know the information to perform the Receiving Party’s obligations under this Agreement and who are bound by confidentiality obligations no less restrictive than those in this Agreement; and (iii) take all reasonable measures to protect the confidentiality of the Confidential Information, at least as protective as those it uses for its own confidential information; provided, however, that the obligations of confidentiality in this Agreement shall not apply to any information that: (a) Is or becomes publicly available without breach of this Agreement by the Receiving Party; (b) is lawfully obtained by the Receiving Party from a third party without breach of any confidentiality obligation; (c) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; or (d) is required to be disclosed by law, regulation, or court order, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement and cooperates with the Disclosing Party to seek a protective order or other appropriate remedy. Upon termination of this Agreement or at the Disclosing Party’s request, the Receiving Party shall promptly return or destroy all copies of the Confidential Information in its possession or control, and certify in writing that it has done so, except to the extent that the Receiving Party is required to retain such information by law or regulation.

5.12 Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of Pubco, the Purchaser, or any holder of Restricted Securities (each as defined therein) has any rights or obligations thereunder.

5.13 Binding Effect; Assignment. This Agreement shall be binding upon each party hereto upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing of the Company Merger as set forth in the Business Combination Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party hereto, except that (i) each of Pubco and ScanTech may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Bay Point; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder, and (ii) for the avoidance of doubt, in connection with a transfer of any shares of Pubco Common Stock in accordance with the terms of this Agreement, any transferee to whom such Pubco Common Stock is transferred shall thenceforth be entitled to all the rights and be subject to all the obligations under this Agreement.

5.14 Public Communications. All public communications regarding this Agreement and the transactions contemplated herein, including, without limitation, press releases, investor presentations, and SEC filings, shall be coordinated and approved by Pubco’s board of directors and its legal counsel. No party shall make any public statement or disclosure relating to this Agreement without the prior written consent of Pubco, except as required by law.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as at the Effective Date.

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

/s/ Dolan Falconer
Dolan Falconer
Chief Executive Officer

SCANTECH AI SYSTEMS INC.

/s/ Karl Brenza
Karl Brenza
Chairman

BAY POINT CAPITAL PARTNERS LP

/s/ Charles Andros
Charles Andros
President & CIO